EX-4.5

                                PURCHASE AGREEMENT

     This AGREEMENT ("Agreement"), is made and entered into on the date set forth below, by and between Platforms International
Corporation (hereinafter called PLFM"), an Oklahoma Corporation, and DRTV Unit investment Trust (hereinafter called "DRTV"), a trust formed under the laws of the State of California.

                                      RECITALS

WHEREAS, DRTV desires to purchase stock and warrants in PLFM, and in consideration of the mutual promises, covenants and agreements set forth herein, the Parties hereto agree as follows:

                                      ARTICLE 1
                          PURCHASE OF SHARES AND WARRANTS

1.01 Price, Terms and Completion Date: For each "block" of transactions, under the terms of this Agreement DRTV will acquire
Three Million (3,000,000) shares and warrants of PLFM, as follows:

     a.  $250,00 cash for One Million (1,000,000) shares;

The "block" shall include the following:

     b. Class "A" warrants - One Million (1,000,000) warrants with a strike price of Thirty-three Cents ($0.33) and the exercise date of September 30, 2000;

     c. Class "B" warrants - One Million (1,000,000) warrants with a strike price of Fifty Cents ($0.50) and the exercise date of January 1, 2001;

     d. Class "C" warrants - One Million (1,000,000) warrants with a strike price of Seventy-one Cents ($0.71) and the exercise date of April 30, 2001;

     e. Class "D" warrants - One Million (1,000,000) warrants with a strike price of One Dollar ($1.00) and the exercise date of July 31, 2001;

At the election of PLFM Management, the strike price may be decreased, and/or the exercise date on the warrants may be accelerated. Warrant holders shall have thirty (30) days to exercise their warrants, unless extended in writing by management.

1.02 Delivery of shares and Warrants by PLFM. The transfer and delivery of the aforementioned shares and warrants shall be delivered within thirty (30) days of the "call" date or exercise date, whichever occurs first. Delivery shall be made to the individual investors, or their Trustees, of DRTV, a list of which shall be provided to PLFM by DRTV.

1.02 Further Assurances. At the Completion Date and from time to time thereafter, PLFM shall execute such additional instruments and take such other actions as DRTV may reasonably request to more effectively transfer and/or assign the aforementioned shares and warrants of PLFM.

1.03 Future "Blocks" of Transactions. DRTV shall have the right but not the obligation to purchase future "blocks" of transactions at $250,000 for each "block" on or before June 30, 2000, not to exceed an additional two blocks, unless mutually agreed to.

                                   ARTICLE 2.
                                    SIGNING

2.01  Signing Date.   This Agreement shall be executed by the Parties
on May 11, 2000, unless extended in writing by the mutual agreement of the parties.

                                   ARTICLE 3.
             REPRESENTATIONS, WARRANTIES, AND COVENANTS OF RMT

To the best of its ability, PLFM represents and warrants to and covenants with DRTV as follows:

3.01 Status. PLFM is a duly organized, validly existing corporation in good standing under the laws of the State of Oklahoma and has taken all steps necessary to insure that the sale and/or resale of shares set forth herein complies with all State and Federal Laws.

3.02 Undisclosed Liabilities. PLFM has no liabilities of any nature except to the extent reflected or reserved in PLFM's latest balance sheet. Between the Signing Date and the Completion Date of this Agreement, there will not be any material changes in PLFM's financial condition except as set fully disclosed as to the following: (i) materially adverse financial liabilities; (ii) any damage, destruction or loss of property, whether or not covered by insurance other than in the ordinary course of business; (iii) any declaration or payment of any dividend or other distribution in respect to PLFM's shares, or any direct or indirect redemption, purchase or other acquisition of any such shares; or (iv) any increase paid or agreed to in the compensation, retirement benefits or other commitments to employees of PLFM.

3.03 Litigation and Proceedings. There is no suit, action, legal or administrative proceeding or pending, or to the knowledge of PLFM threatened, against it which, if adversely determined, might materially and adversely affect the financial condition of PLFM or the conduct of its business, nor is there any decree, injunction or order of any court, governmental department or agency outstanding against PLFM.

3.04 Confidentiality. The Parties hereto and their representatives will keep confidential any information which they obtain from each other concerning the transactions set forth herein.

3.05 Title to Shares. PLFM warrants to the best of its ability that the aforementioned shares are free and clear of any liens and encumbrances, except those that have been disclosed in writing to DRTV.

3.06 Due Authorization. Execution of this Agreement has been duly authorized by DRTV, and PLFM, respectively, and performance hereunder will not violate any provision of the Articles of Incorporation, Bylaws, agreements, or any other commitment of the respective companies.

                                  ARTICLE 4
                                 TERMINATION

4.01 Circumstances of Termination. This Agreement may be terminated by (i) mutual consent of the Parties hereto in writing upon the failure of any Party to perform as set forth herein; (ii) by any Party to this Agreement if there has been a material breach of any warranty or covenant by another Party; or (iii) by any Party to this Agreement if the Completion Date shall not have taken place as set forth herein unless extended in writing to a later date by mutual consent of the Parties.

4.02 Effect of Termination. In the event of a termination of this Agreement pursuant to the terms of this Agreement, each Party shall pay the costs and expenses incurred by it in connection with this Agreement and no Party or any of its officers, directors or employees shall be liable to any other Party for any costs, expenses, damages, or loss of anticipated profits.

                                   ARTICLE 5
                               GENERAL PROVISIONS

5.01 Further Assurances. At any time and from time to time after the Completion Date, each Party will execute such additional instruments and take such action as may be reasonably requested by the other
Party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

5.02 Entire Agreement. This Agreement constitutes the entire Agreement between the Parties and supercedes and cancels any other agreement, representations, or communication, whether oral or written, among the Parties hereto relating to the transactions contemplated herein or the subject matter hereof.

5.03 Headings. The section and subsection heading in this Agreement are inserted or convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

5.04 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California.

5.05 Understanding. The Parties hereto acknowledge that they have read and understood this entire Agreement.

5.06 Facsimile Signatures. Any facsimile signature on this Agreement shall be considered an original and shall have the full force and effect as if it were in fact an original.

5.07 Effective Date. This Agreement shall become effective May 11, 2000, and may be extended upon mutual agreement in writing.

5.09 Each "block" of transactions may be completed before June 22, 2000 upon mutual consent of both parties including the exchange of cash.

WHEREFORE, the Parties hereto have affixed their signatures below.

                                          DRTV Unit Investment Trust


Date: May 10, 2000                        By: /s/  Jim Clarke
                                          Jim Clarke, President & CEO


                                          Platforms International Corporation


Date:  May 10, 2000                       By: /s/  William C. Martin, Sr.
                                          William C. Martin, Sr., CEO